Exhibit 10.5

INDEMNITY

This Indemnity (this “Indemnity”) dated June 2, 2026 is made by VIVAVENTURES REMEDIATION CORPORATION, a Texas corporation (“Indemnitor”) for the benefit of CA-2 MATERIALS, INC., a Texas corporation (“CA-2 Materials”) and MONARCH R&P MANAGEMENT, LLC, a Texas limited liability company (“Monarch”) and the other Indemnified Parties (as defined below). CA-2 Materials and Monarch are sometimes referred to herein as “Indemnitees”. Indemnitor and Indemnitees are sometimes collectively referred to herein as the “Parties” or individually as a “Party”.

Recitals:

A. CA-2 Materials is the tenant under that certain Land Lease Agreement (the “Lease”) dated as of January 1, 2026, with W&P Development Corporation, as landlord (“Landlord”), relating to the rental of that certain 3.443 acres of land, more or less, in the John Dunman Survey, Abstract 231, Harris County, Texas (the “Premises”), as more fully described in the Lease. Located on the Premises is a processing center with associated washout (the “Processing Center”) used for the remediation and processing of oil and related hydrocarbons. Monarch Remediation & Processing Center I, LLC (“Monarch R&P”) is the operator of the Processing Center in accordance with that certain Operations Agreement of even date herewith with CA-2 Materials. Monarch is the manager of Monarch R&P.

B. Indemnitor is a prior tenant of Landlord with respect to the Premises. At termination of Indemnitor’s leasehold estate in the Premises, certain creditors of Indemnitor had not been paid for services rendered on behalf of Indemnitor related to its operations on the Premises which may lead to claims or liens against the Premises.

C. Indemnitor has agreed to indemnify Indemnitees as to any such claims arising out of its prior activities on the Premises. The Parties desire to enter into this Indemnity in order to provide the terms under which Indemnitor will indemnify Indemnitees as to any such claims.

Agreement:

NOW THEREFORE, in consideration of the agreements made by Indemnitees in its purchase of Seller’s membership interest in Indemnitor, along with other good and valuable consideration and intending to be legally bound hereby, Indemnitor agree as follows:

1. Subject as hereafter provided, Indemnitor agrees to indemnify and hold Indemnitees and their respective successors, managers, members and officers (collectively the “Indemnified Parties” and individually an “Indemnified Party”), harmless from and against any claim, demand, action, suit, loss, cost, damage, expense, liability, penalty, fine, or judgment, arising, directly or indirectly, against any of the Indemnified Parties, in any way arising from Indemnitor’s prior leasehold of the Premises, including without limitation, (i) prior lease rent obligations owing to Landlord and (ii) amounts owed to (a) Equipmentshare.com; (b) Maxus Capital; (c) RK Energy, and, or, (d) EMS Management.

2. Upon notice of any claim made against any of the Indemnified Parties, such Indemnified Party shall promptly notify Indemnitor of any such claim and Indemnitor shall pay all costs and expenses of such Indemnified Party to defend such claim. If Indemnitor shall fail to perform their obligations hereunder, all amounts so indemnified hereunder (the “Indemnified Amounts”) shall bear interest from the due date thereof to the date of payment by Indemnitor at the maximum lawful rate. In addition, such Indemnified Party may enforce all rights and remedies as provided in law or in equity with respect to such indemnification obligations.

3. This Indemnity is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of Texas and shall be in all respects governed, construed, applied and enforced in accordance with the laws of the State of Texas.

4. The provisions of the Indemnity shall bind all of the respective heirs, personal representatives, successors and assigns of the undersigned and shall inure to the benefit of the Indemnified Parties and their respective heirs, personal representatives, successors and assigns.

5. Any notice required or permitted to be given under this Indemnity by an Indemnified Party to Indemnitor shall be in writing and the same may be (a) hand-delivered, (b) sent by United States mail, postage prepaid, by Certified or Registered Mail, Return Receipt Requested, properly addressed, or (c) sent by bona fide overnight delivery service, properly addressed, with payment for delivery made, to Ronald Beeman, 5220 Spring Valley Road, Suite 500, Dallas, Texas 75254. Any such notice shall be deemed to have been given and received as of the earlier of (i) three (3) days after depositing such notice with the United States Postal Service in accordance with the foregoing, if sent by mail, (ii) the date of the signed receipt for such notice to such party, if hand delivered, or (iii) one (1) business day after depositing such notice with such overnight delivery service in accordance with the foregoing, if sent by overnight delivery service. Notice given by any other means shall be deemed given and received only upon actual receipt. From time to time Indemnitor may designate another address for all purposes of this Indemnity by giving Seller not less than five (5) days advance written notice of such change of address.

IN WITNESS WHEREOF, the undersigned have caused this Indemnity to be executed as of the Effective Date.

VIVAVENTURES REMEDIATION CORPORATION

By:
Name:
Title: